Exhibit 99.1

FluoroPharma Announces the Promotion of Tamara Rhein to CFO

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MONTCLAIR, N.J., Aug. 22, 2012 (GLOBE NEWSWIRE) -- FluoroPharma Medical, Inc. (OTCBB:FPMI), a company specializing in the development of novel diagnostic imaging products that utilize positron emission tomography (PET) technology for the detection and assessment of disease before clinical manifestation, is pleased to announce the promotion of Tamara Rhein to the position of Chief Financial Officer. Ms. Rhein will report directly to Thijs Spoor, FluoroPharma's Chairman, President and Chief Executive Officer. "I am delighted to promote Tamara Rhein to CFO. Since she joined FluoroPharma, she has become a valuable asset to our business. Her strong background in finance and experience in prestigious investment firms, Pharmaceuticals as well as small start-up companies further strengthens our management team," commented Mr. Spoor.

Ms. Rhein joined FluoroPharma in 2011 as Controller. Prior to FluoroPharma, she was Controller of Manhattan Pharmaceuticals, where in addition to maintaining the critical financial functions for the company, she was also responsible for a wide range of activities including financial statement preparation, footnote disclosures for SEC filings, stock option accounting and quarterly and year-end audits. Before Manhattan Pharmaceuticals, Ms. Rhein was with Vyteris, where her primary role was to manage the SEC accounting and reporting department. In addition to her financial responsibilities, Ms. Rhein worked with the CEO on the launch of a new product. In this capacity, she managed critical aspects of coordination, timing and tracking of the initiative.

Before joining Vyteris, Ms. Rhein was Vice President of New Business at Credit Suisse First Boston, where she provided comprehensive research and analysis to guide Senior Management on certain projects and complex business transactions.

Prior to its merger with Credit Suisse First Boston, Ms. Rhein was a Vice President of External Reporting at Donaldson, Lufkin & Jenrette, where she prepared and reviewed SEC filings for both Donaldson, Lufkin & Jenrette and Donaldson, Lufkin & Jenrette direct. She was extensively involved in the Initial Public Offering of the Donaldson, Lufkin & Jenrette direct tracking stock issued in May 1999.

Ms. Rhein began her career as a Senior Auditor for Deloitte & Touche, where she planned and administered audit engagements for several large banks and insurance companies.

Ms. Rhein received a Bachelor of Science in Accounting from California State University, and is a Certified Public Accountant.

About FluoroPharma Medical

FluoroPharma is a biopharmaceutical company engaged in the discovery and development of proprietary PET imaging products to evaluate cardiac disease at the cellular and molecular levels. The Company has licensed technology from the Massachusetts General Hospital in Boston.

The Company's goal is to enable personalized medicine through advanced imaging products that will help the medical community diagnose disease more accurately at the earliest stages, leading to more effective treatment, management and better patient outcomes.

The Company's initial focus is the development of breakthrough positron emission tomography (PET) imaging agents for the efficient detection and assessment of acute and chronic forms of coronary artery disease (CAD). FluoroPharma is advancing two products in clinical trials for assessment of acute and chronic forms of coronary disease. These first in class agents have been designed to rapidly target myocardial cells. Other products in development include agents for detection of inflamed atherosclerotic plaque in peripheral arteries, agents with the potential to image Alzheimer's disease and agents that could potentially be used for imaging specific cancers.

In addition to the United States, Europe and China, patents related to FluoroPharma's portfolio of imaging compounds have been issued in Japan, Canada, Australia, Finland, Portugal, Ireland and Mexico. For more information on the Company, please visit: www.fluoropharma.com

CONTACT: Media:

         Carol J. Perlman

         cperlman@fluoropharma.com

         917-592-9260

         Investor Relations:

         Cameron Associates

         Richard Moyer

         Richard@cameronassoc.com

         212-554-5466

Source: FluoroPharma Medical, Inc.

Released August 22, 2012